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                                                                    Exhibit 2.12

                      RETROCESSIONAL REINSURANCE AGREEMENT
                      (hereinafter called this "AGREEMENT")

                                     between

                                  XL LIFE LTD.
                       (hereinafter called the "COMPANY"),

                                       AND

                       ANNUITY AND LIFE REASSURANCE, LTD.
                   (hereinafter called the "RETROCESSIONAIRE")

            WHEREAS, the Retrocessionaire has previously entered into the Original Reinsurance Agreements (all capitalized terms as defined below), and

            WHEREAS, at the request of the Retrocessionaire and with the agreement of the various Cedents under the Original Reinsurance Agreements, the Company has entered into various novation agreements whereby the Original Reinsurance Agreements have been incorporated into and superseded by the Novated Reinsurance Agreements, with the Company as the reinsurer under each of the Novated Reinsurance Agreements and the Retrocessionaire not being a party to any of the Novated Reinsurance Agreements, and

            WHEREAS, the Company would not have entered into the Novated Reinsurance Agreements if this Agreement had not been entered into with the Retrocessionaire,

            NOW THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Retrocessionaire do hereby agree as follows:

                                    ARTICLE 1

                                REINSURING CLAUSE

            The Company hereby cedes to the Retrocessionaire, and the Retrocessionaire hereby accepts as retrocessional reinsurance, and shall indemnify the Company for, the Quota Share Percentage of the Company's Reinsurance Loss. The retrocession established by this Agreement shall be on a modified co-insurance basis, so that the Company shall retain, as funds withheld, all amounts due to the Retrocessionaire hereunder, and cash settlement by the Company to the Retrocessionaire shall be made pursuant to, and only pursuant to, Article 16 hereof.

                                    ARTICLE 2

                                   DEFINITIONS

            "Administration Agreement" means the Administration Agreement, effective as of the Effective Date, between the Company and the Retrocessionaire.

            "Basket of Assets" means a group of assets (including without limitation a notional cash balance (the "Cash Component"), which may be positive or negative) identified as such on a register in the records of the Company as set forth in Article 16, consisting only of Permitted Assets, each of which (other than the Cash Component) must actually be held by the Company
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during the time of inclusion in the Basket of Assets, but which shall not be segregated or subject to any actual or implied trust, lien or other encumbrance, and their notional inclusion in the Basket of Assets shall not create a trust, lien or other right as respects such assets as respects any person, including, without limitation, the Retrocessionaire or any Cedent.

            "Ceding Commission" means the ceding commission described in Article 5.

            "Cedent" means a party reinsured under any Novated Reinsurance Agreement or Original Reinsurance Agreement.

            "Company" means XL Life Ltd.

            "Company's Cost of Collateral" means, for any calendar month, the weighted average cost (expressed as an annual percentage rate) of the most costly 10% (as determined in good faith by the Company) of the collateral actually used by the Company during such month to support the statutory reserves on the Novated Reinsurance Agreements.

            "Crediting Rate" means, for the first year of this Agreement, an annual effective rate, determined as of the first business day of each quarter, based upon the l0-year U.S. Treasury Bond "on the run rate" and thereafter for each quarter shall be the one month LIBOR rate for such quarter, determined as of the first business day of such quarter, unless, as respects such quarter, the Company and the Retrocessionaire agree upon a different rate.

            "Effective Date" means December 31,2002.

            "Gross GAAP Benefit Required Amount" means, as of any time of calculation, an amount equal to the Quota Share Percentage of the aggregate gross GAAP benefit reserves required for the liability assumed under the Novated Reinsurance Agreements, as determined by the Company.

            "Insolvency of the Retrocessionaire" means the institution of any proceeding for the reorganization or rehabilitation (save for a solvent reorganization or rehabilitation), administration, dissolution, liquidation, bankruptcy, granting of a moratorium of payment, receivership, assignment for the benefit of creditors or suspension of payment of the Retrocessionaire, and any equivalent or analogous procedure under the law of any jurisdiction, including, without limitation, an administrative suspension by an insurance regulatory authority.

            "Interest Credit Amount" means, for any calendar month, an amount equal to one-twelfth of the Crediting Rate for such month times the simple average of the Mod-Co Account Balances on the first and last days of such month, with such balances calculated in each case after giving effect to all other notional transactions in the Mod-Co Account on such day.

            "Master Agreement" means the Master Agreement dated as of December 31, 2002 among the Company, the Retrocessionaire, and Viva Reassurance, Ltd., to which this Agreement is an exhibit.

            "Mod-Co Account" is the notional account established pursuant to
Article 16.

            "Mod-Co Account Balance" means, as of any date, the notional balance of the Mod-Co Account on such date.

            "Mod-Co Required Amount" means, at any time, an amount equal to one hundred-four percent (104%) of the Gross GAAP Benefit Required Amount at such time.

            "Novated Reinsurance Agreements" means those agreements listed on Schedule A hereto.
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            "Original Reinsurance Agreements" means those agreements between the
Retrocessionaire and the respective Cedents that were novated as of the Effective Date and have become the Novated Reinsurance Agreements.

            "Permitted Assets" means cash or any assets permitted by Regulation 114 of the New York Insurance Department.

            "Quota Share Percentage" means 50%.

            "Reinsurance Loss" means all of the Company's liability of any nature whatever under or relating to any of the Novated Reinsurance Agreements, including, without limitation, liability for payments made by the Cedents thereunder, claims, risks, damages, penalties, allocated loss adjustment expenses, unallocated loss adjustment expenses, prejudgment interest, statutory penalties, ex gratia payments, loss in excess of policy limits, extra contractual obligations, tax liabilities (other than the Company's own income tax) including, without limitation, federal excise taxes and proxy DAC tax reimbursements, brokerage commission payments and payments or expenses incurred by the Company due to the insolvency of any Cedent.

            "Retrocessionaire" means Annuity and Life Reinsurance, Ltd.

            "Retrocessional Default Event" means any of the following: (i) the failure of the Retrocessionaire to make a payment required by Article 7.A or
Article 16.E, (ii) the Insolvency of the Retrocessionaire; (iii) the downgrading of the Standard & Poor's rating of the Retrocessionaire to below BB or the withdrawal of such rating; (iv) the public announcement by the Retrocessionaire (including without limitation a notification to a regulatory or rating agency, even if not otherwise public), or the Company's reasonable determination notwithstanding the lack of such public announcement, that the Retrocessionaire has entered runoff and will no longer write new business; (v) the Retrocessionaire's GAAP net worth falls below US$100,000,000; or (vi) any default by the Retrocessionaire under Sections 6.2(b), 6.3, 6.4, or Article 12 of the Master Agreement.

            "Statutory Reserve Expense Payment" means, for any calendar month, the product of (x) an amount equal to the Total Statutory Reserves as of the last calendar day of such month, times (y) one-twelfth of the sum of (i) the Company's Cost of Collateral for such month plus (ii) fifteen (15) basis points. Statutory Reserve Expense Payments are not Reinsurance Loss.

            "Termination Date" means the date this Agreement terminates, as determined pursuant to Article 19.

            "Total Statutory Reserves" means, at any time, an amount equal to the Quota Share Percentage of the aggregate of all statutory reserves required for the liability assumed under the Novated Reinsurance Agreements.

            "Value," with respect to any asset in the Basket of Assets at any time, means the lesser of the book value of such asset at such time and the market value of such asset at such time, as determined by the Company in its reasonable judgment. "Value," with respect to the Basket of Assets as a whole at any time, means the sum, over all of the assets comprised by the Basket of Assets at such time, including the Cash Component, of the Values of such assets at such time.
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                                    ARTICLE 3

                        TERM, TERRITORY, AND CANCELLATION

            The liability of the Retrocessionaire shall commence obligatorily and simultaneously with that of the Company under the Novated Reinsurance Agreements in respect of all Reinsurance Loss wheresoever occurring. For the avoidance of doubt, Reinsurance Loss includes, without limitation, amounts due under any Novated Reinsurance Agreement at the Effective Date by reason of not having been paid under the corresponding Original Reinsurance Agreement and further includes amounts becoming due under the Novated Reinsurance Agreements after the Effective Date but arising out of liabilities or events prior to the Effective Date.

            Except as provided in Article 14 and Article 19, the coverage period of this Agreement is the same as the longest coverage period of any of the Novated Reinsurance Agreements and this Agreement is continuous and non-cancelable and shall not expire until the last policy under the Novated Reinsurance Agreements has been recaptured or has otherwise expired, but this Agreement may nevertheless terminate as provided in Article 19.

                                    ARTICLE 4

                       NO RETENTION, NO LIMIT OF LIABILITY
                                    HEREUNDER

A.    NO RETENTION

            The Company shall have no retention under this Agreement, and the Retrocessionaire's coverage hereunder shall attach at the first dollar of Reinsurance Loss incurred by the Company.

B.    NO LIMIT OF LIABILITY

            The Retrocessionaire's liability hereunder as respects Reinsurance Loss shall not be subject to any limit of liability.

                                    ARTICLE 5

                             RETROCESSIONAL PREMIUM
                              AND CEDING COMMISSION

A.    INITIAL RETROCESSIONAL PREMIUM

            At and as of the Effective Date, the Company shall cede to the Retrocessionaire an initial retrocessional premium equal to the Gross GAAP Benefit Required Amount at such date, which amount is estimated to be $50,600,000 and is subject to a one-time true-up as provided in the Master Agreement. The Company shall not pay such retrocessional premium to the Retrocessionaire in cash but shall retain such amount as funds withheld pursuant to Article 16 hereof.

B.    ONGOING RETROCESSIONAL PREMIUM

            From and after the Effective Date, the Company shall retrocede to the Retrocessionaire the Quota Share Percentage of the premiums received on the Novated Reinsurance Agree-
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ments, it being understood that the Retrocessionaire bears the credit risk of the Company's being able to collect premiums from the Ceding Companies and that premium retrocession shall not take place until the Company actually receives (whether in cash or by offset or by account credit) the corresponding reinsurance premium. The Company shall not pay such retrocessional premium to the Retrocessionaire in cash but shall retain all such amounts as funds withheld pursuant to Article 16 hereof.

C.    CEDING COMMISSION

            (1) On or before the Effective Date, the Retrocessionaire shall pay to the Company an initial ceding commission equal to US$26,120,000. This amount shall be deemed fully earned as of the Effective Date, and no part thereof shall ever be returned to the Retrocessionaire.

            (2) The Retrocessionaire shall further allow to the Company, as additional ceding commission hereunder, (a) the monthly Statutory Reserve Expense Payments and (b) the Quota Share Percentage of the allowances the Company must allow its Ceding Companies in respect of the business retroceded hereunder. The monthly Statutory Reserve Expense Payments shall be deemed fully earned at each month's end, and the amounts set forth in clause (b) shall be earned by the Company vis-a-vis the Retrocessionaire at the same time such amounts are earned by the Cedent(s) vis-a-vis the Company.

D.    INDEMNITY AGAINST FEDERAL EXCISE TAX LIABILITY

            If and to the extent that the Company incurs Federal Excise Tax liability on account of an assertion by the Internal Revenue Service that the retrocession pursuant this Agreement gives rise to such liability, the Retrocessionaire shall indemnify the Company against such Federal Excise Tax liability. The Company's decision as to whether and to what extent to contest such an assertion by the Internal Revenue Service shall be final and binding upon the Retrocessionaire.

                                    ARTICLE 6

                      CLAIMS CONTROL AND LOSS SETTLEMENTS;
                       ADMINISTRATION; RETROCESSIONAIRE'S
                        ABSOLUTE OBLIGATION TO FOLLOW THE
                       COMPANY'S FORTUNES AND SETTLEMENTS

A.    FOLLOW FORTUNES/SETTLEMENTS

            The Company and/or its agents or authorized representatives shall have sole control of, and shall exercise full discretion with respect to, all actions taken or not taken in respect of claims settlements under any of the Novated Reinsurance Agreements and all interpretations and waivers with respect thereto. Such settlements, interpretations, and waivers, and other actions, including payments on account whether under the strict conditions of such Novated Reinsurance Agreement, by compromise, or otherwise, including asserted ex gratia payments, loss in excess of policy limits, and extra contractual obligations, shall be absolutely and unconditionally binding upon the Retrocessionaire, the intent being that the Retrocessionaire shall, in every case, absolutely and unconditionally follow the fortunes and settlements of the Company in respect of the risks reinsured hereunder. The parties expressly contract out of, and reject, any rule of law that
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would otherwise permit the Retrocessionaire to challenge or question the
Company's coverage, payment, or other claim adjustment or settlement determinations (including compromises in respect thereof and asserted ex gratis payments, loss in excess of policy limits and extra contractual obligations) absent intentional fraud by the Company in making such adjustments or determinations:

B.    ADMINISTRATION

            The Retrocessionaire shall, at the request of the Company and without the payment of additional consideration, perform such functions as respects the administration of this Agreement as the Company may request or as may be embodied in the Administration Agreement as in effect from time to time, including without limitation administration of claims and the furnishing to the Company, or to the Retrocessionaire on behalf of the Company, such periodic and/or ad hoc reports as may be set forth in the Administration Agreement or as the Company may reasonably require. To the extent the Company withdraws from the Retrocessionaire the obligation to provide such reports, the parties shall establish a protocol for such reporting as may be reasonably required to implement and administer this Agreement on an ongoing basis. References to the "Company" performing various functions or taking various actions in this Agreement shall include functions performed and actions taken hereunder by the Retrocessionaire at the request of the Company.

C.    RETROCESSIONAIRE'S OPTION NOT TO PARTICIPATE IN CONTEST

            (1) Notwithstanding Article VI.A above, if the Company determines to deny in whole or in part any claim, or determines to participate in a Cedent's contest of a claim, the Company shall provide the Retrocessionaire with such notice of such determination as is reasonable in the circumstances, and Retrocessionaire may, at its sole option, pay under this Agreement the full amount of such claim that would due hereunder as if the Company were not so denying the claim. Upon making such payment, the Retrocessionaire shall not be liable for any other amounts that may become due as respects such claim, including, without limitation, penalties or extra contractual obligations.

            (2) The Company shall not be obligated to provide the Retrocessionaire with the notice set forth in paragraph (1) above with respect to claims handled by the Retrocessionaire under the Administration Agreement.

            (3) The sole remedy of the Retrocessionaire for a failure by the Company to provide notice pursuant to this Article VI.C is relief from the obligation to reimburse the Company for extra-contractual or similar liabilities, to the extent that the Retrocessionaire sustains the burden of proving that it would have exercised the option set forth in paragraph (1) above had it received timely notice. In no event and under no circumstances shall the Retrocessionaire be relieved of its obligation to reimburse the Company for contractual benefits by reason of any lack of notice hereunder.
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                                    ARTICLE 7

                                   REMITTANCES

A. MECHANICS OF PAYMENT; RETROCESSIONAIRE MUST PLACE THE COMPANY IN FUNDS IN CERTAIN CIRCUMSTANCES

            Whenever a payment by the Company to a Cedent is due and

            (1) such payment would cause the Mod-Co Account Balance to fall below the Mod-Co Required Amount, or

            (2) the Mod-Co Account Balance is already below the Mod-Co Required Amount, or

            (3)   a Retrocessional Default Event is then pending,

then the Company may notify the Retrocessionaire of the amount of such payment and the date on which it is scheduled to be made ("Due Date"), and the Retrocessionaire shall pay to the Company, in cash or Permitted Assets and without offset, the Quota Share Percentage of such amount not later than two (2) business days prior to the Due Date, provided, however, that if the Company does not so notify the Retrocessionaire within ten (10) business days of a Due Date, the Company may at any time thereafter provide such notice to the Retrocessionaire and the Retrocessionaire shall make the required payment within eight (8) business days after the date of such notice. Failure by the Company to provide such notice shall not relieve the Retrocessionaire of any liability hereunder.

            Except to the extent set forth in the preceding paragraph, cash settlement by the Retrocessionaire to the Company is governed by Article 16 hereof.

B.    WAIVER OF CERTAIN DEFENSES

            In addition to the absolute and unconditional obligation to "Pay First/Litigate Later" set forth in Article 7.E hereof, the Retrocessionaire hereby waives all defenses to payment based upon a failure, delay, lack of timeliness, promptness or diligence by the Company in exercising any right hereunder, and the Retrocessionaire agrees that any partial exercise of any right by the Company shall not preclude any other or further exercise of such right and the Retrocessionaire further agrees that the waiver of, or failure to exercise, any right by the Company shall not constitute a waiver of, or failure to exercise, any other right by the Company.

C.    INTEREST RATE ON LATE PAYMENTS

            Any payment hereunder that is not made when due shall bear interest at the annual rate of 400 basis points over the prime rate as listed from time to time in the Wall Street Journal.

D.    GROSS-UP IN CERTAIN CIRCUMSTANCES

            All sums payable by the Retrocessionaire hereunder shall be made in freely transferable, cleared, and immediately available funds without any set-off, deduction or withholding unless such set-off, deduction or withholding is required by an applicable law, judicial or administrative decision, or practice of any relevant governmental authority, or by any combination thereof. If the Retrocessionaire is so required to set-off, deduct or withhold, then the Retrocessionaire shall pay to the Company, in addition to the payment which the Company is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the Company (free and clear of any set-off, deduction or withholding) will equal the full amount
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which the Company would have received had no such set-off, deduction or withholding been required.

E.    PAY FIRST/LITIGATE LATER

            Notwithstanding any asserted defense to liability or any actual or perceived defects of form or substance, whether in the provision of any notice, in the presentation of a claim, or otherwise, the Retrocessionaire is absolutely and unconditionally obligated to pay amounts due to the Company under Article 7.A above or Article 16.E below no later than the date set forth in the applicable Article. The Retrocessionaire agrees that its obligation to pay as set forth in the preceding sentence is subject to no conditions precedent or subsequent (except as provided in the last sentence of this Article 7.E). This timely payment obligation is not subject to arbitration, is agreed to be specifically enforceable, and the Company shall be entitled to its full costs, including attorneys' fees, in any proceeding to enforce it. If the Retrocessionaire disputes the existence or amount of any asserted liability hereunder, it must pay first and thereafter initiate proceedings pursuant to
Article 13 to recover the amount allegedly overpaid.

                                    ARTICLE 8

                            SALVAGE, SUBROGATION, AND
                                OTHER RECOVERIES

A.    IN GENERAL

            The Retrocessionaire shall be credited with its share of all subrogations and other recoveries (collectively, "Recovery" or "Recoveries") received by the Company on account of the Novated Reinsurance Agreements, such Recoveries to be effected by crediting the Mod-Co Account with the amount of the Recovery.

            Any such crediting to the Mod-Co Account shall be made by the Company within ten (10) days of the Company's receipt of any Recovery. The control and administration of claims and pursuit of rights of Recoveries and remedies, whether by subrogation or otherwise, under or with respect to the Novated Reinsurance Agreements shall be the responsibility and right of the Company, and the Retrocessionaire shall absolutely and unconditionally abide by the settlements of losses, incurrence of extra contractual loss, and pursuit of such recoveries or remedies by the Company.

B.    OTHER REINSURANCE

            The Company is hereby granted permission to purchase other reinsurance for the portion, if any, of its liability on the Novated Reinsurance Agreements that is not retroceded hereunder. All such other reinsurance shall be solely for the benefit of the Company and shall be wholly ignored when calculating the Company's Reinsurance Loss.

C.    OFFSETS

            The Retrocessionaire and the Company agree that the Company may, at its option, offset any amounts due to the Company under this Agreement against any sums due from the Company to the Retrocessionaire under this Agreement or any other agreement. The Retrocessionaire and the Company further agree that, except as provided in the next sentence, the Retrocessionaire may not offset any amounts due by the Retrocessionaire under this Agreement, and must pay such amounts as provided in Articles 7 and 16. Notwithstanding the foregoing, in the event of an insolvency of the Company (on substantially the same terms as the Insolvency of the
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Retrocessionaire), the Retrocessionaire may, at its option, offset any sums due to the Retrocessionaire under this Agreement against any sums due from the Retrocessionaire to the Company under this Agreement or any other agreement.

                                    ARTICLE 9

                           AMENDMENTS AND ALTERATIONS

            The Company has the right, with the consent of the Retrocessionaire, which consent shall not be unreasonably withheld or delayed, to amend terms of the Novated Reinsurance Agreements, and the Retrocessionaire shall be absolutely and unconditionally bound by the consequences thereof. No change in the terms and conditions of the Novated Reinsurance Agreements shall discharge the Retrocessionaire hereunder. If the Retrocessionaire declines to consent to an amendment for any reason, then the Company may, at its option and in lieu of asserting that the refusal to consent was unreasonable, recapture the Novated Reinsurance Agreement as to which the amendment was proposed, which recapture shall be treated as a partial recapture pursuant to Article 19.D.

                                   ARTICLE 10

                              ERRORS AND OMISSIONS

            No omission or error by the Company shall relieve the Retrocessionaire of any liability hereunder.

                                   ARTICLE 11

                          NO RESCISSION OR OTHER RIGHTS
                           IN RESPECT OF FORMATION OR
                         PERFORMANCE OF THIS AGREEMENT;
                          WAIVER OF DOCTRINE OF UTMOST
                                   GOOD FAITH

            Subject only to the following sentence, the Retrocessionaire absolutely and unconditionally waives any and all rights (whether for affirmative recovery or otherwise) or defenses it may have arising out of or otherwise in connection with the formation of this Agreement, including without limitation any rights of rescission and any related defenses. This waiver is in-tended to be the broadest permitted by law and expressly includes waiver of the Retrocessionaire's defense of intentional fraud by or on behalf of the Company, but the Retrocessionaire retains the right to seek damages recovery on account of any alleged intentional fraud. For the avoidance of doubt, and further in support of the foregoing: the Retrocessionaire acknowledges that (i) it was the reinsurer under the Original Reinsurance Agreements and is fully familiar with the Original Reinsurance Agreements having entered into and performed them prior to the execution of the Novated Reinsurance Agreements, (ii) it participated in the negotiation of the Novated Reinsurance Agreements, (iii) it has reviewed this Agreement and the Novated Reinsurance Agreements and has had, and has availed itself of, the opportunity to review such records and documentation, and to obtain such information, as it wished covering this Agreement and the Novated Reinsurance Agreements, (iv) it is understood and agreed that the Retrocessionaire has not relied on any statement by or on behalf of the Company in the formation of this Agreement,
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and the Retrocessionaire further acknowledges that there is not and could not be information in the possession of the Company that would have caused the Retrocessionaire not to enter into this Agreement. Further, the Retrocessionaire absolutely and irrevocably waives resort to the doctrine of "utmost good faith" or any similar doctrine in connection with the formation or performance of this Agreement.

                                   ARTICLE 12

                                  GOVERNING LAW

            This Agreement shall be interpreted and governed by the laws of the State of New York applicable to contracts made and wholly to be performed in such state, except that to the extent a claim arises out of or relates to reinsurance of punitive or other exemplary damages, the recoverability of such claim shall be governed by the law of the jurisdiction whose law would govern under New York choice of law rules applied without regard to this clause and without regard to the public policy issues related to recoverability of indemnity for such punitive or exemplary damages.

                                   ARTICLE 13

                                   ARBITRATION

            Any dispute, controversy, or claim arising out of or relating to this Agreement or to the breach, termination, or asserted invalidity thereof, shall be fully and finally determined in a binding arbitration to be conducted in Hamilton, Bermuda, or such other place as all parties to the arbitration may unanimously agree. The arbitration shall be administered by the American Arbitration Association ("AAA") and shall be conducted under the Commercial Arbitration Rules and other procedures thereof. There shall be no party-appointed arbitrators; the panel shall consist of three disinterested active or retired officers of United States life insurance or life reinsurance companies with at least 20 years' experience in such field, each of whom shall be appointed by the AAA, provided, however, that each party shall have the right to exercise two peremptory challenges of the arbitrators so appointed, in which event the AAA shall appoint a replacement arbitrator for each arbitrator so challenged.

          The parties shall initially split equally the cost of bringing panel members to Bermuda for hearing and deliberations. The panel may prescribe reasonable rules and regulations governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties. Any order as to the costs of the arbitration shall be in the sole discretion of the Board, who may direct to whom and by whom and in what manner they shall be paid.

                                   ARTICLE 14

                                NON-SEVERABILITY

            The Retrocessionaire agrees that this Agreement has been entered into by the Company on the basis that it applies to all of the Novated Reinsurance Agreements and that the Company would not have entered into the Novated Reinsurance Agreements or this Agreement if this Agreement were to cover less than all the Novated Reinsurance Agreements, and the parties agree that, subject to the next sentence, if this Agreement becomes applicable to less than all of the Novated Reinsurance Agreements, then the Company in its sole discretion may terminate this
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Agreement pursuant to Article 19. The provisions of the preceding sentence do not apply where this Agreement applies to less than all the Novated Reinsurance Agreements solely because a Novated Reinsurance Agreement is terminated, recaptured, or declared void.

                                   ARTICLE 15

                                    NO WAIVER

            No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance of its obligations hereunder shall be construed to be a consent or waiver to or of any other breach or default in the performance of obligations by such other party hereunder. Failure by any party to complain of any act or failure to act of any other party or to declare any other party in default or breach, irrespective of the duration of such default or breach, shall not constitute a waiver by such party of its rights hereunder.

                                   ARTICLE 16

                        ESTABLISHMENT AND MAINTENANCE OF
                           THE MOD-CO ACCOUNT AND THE
                                BASKET OF ASSETS

A.    ESTABLISHMENT OF THE MOD-CO ACCOUNT AND THE BASKET OF ASSETS

            As of the Effective Date, the Company shall establish:

            (1) A notional account in its records (the "Mod-Co Account"), which shall have no assets, and shall be used solely for purpose of calculation of the funds withheld by the Company under this Agreement, as hereinafter provided. At all times and for all purposes under this Agreement, the balance of funds withheld shall be deemed to be equal to the Mod-Co Account Balance.

            (2) A register in its records listing the Permitted Assets constituting the Basket of Assets. Upon creation of the Basket of Assets as of the Effective Date, the Company shall set the Cash Component so that the Value of the Basket of Assets equals the Mod-Co Account Balance as of such date and giving effect to the transactions contemplated by this Agreement to take place on such date.

B.    ADDITIONS TO AND SUBTRACTIONS FROM THE MOD-CO ACCOUNT

            (1) Immediately prior to the Effective Date, the Mod-Co Account Balance shall equal zero.

            (2) The following amounts shall be added to the Mod-Co Account Balance as of the dates indicated:

                  (a) the initial retrocessional premium set forth in Article 5.A, as of the Effective Date;
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                  (b)   the amount, if any, relating to the Novated Reinsurance
                        Agreements that is deposited by the Retrocessionaire with the Company pursuant to the one-time true-up referred to in Article 5.A, as of the date of such deposit;

                  (c) the Quota Share Percentage of all amounts (net of all allowances or expenses reimbursement in favor of the Cedents) received by the Company from Cedents under the Novated Reinsurance Agreements, as of the date of receipt;

                  (d) the Interest Credit Amount for each calendar month, as of the last day of such month;

                  (e) the amount of each payment by the Retrocessionaire on account of a Basket of Assets Deficit (as provided in Article 16.E), as of the date of such payment;

                  (f) the amount of each payment by the Retrocessionaire pursuant to Article 7.A, as of the date of such payment; and

                  (g) the amount of each Recovery credit (as provided in Article 8), as of the date of such credit.

            (3) The following amounts shall be subtracted from the Mod-Co Account Balance as of the dates indicated:

                  (a) the Quota Share Percentage of the amount of all Reinsurance Loss paid by the Company, as of the date of such payment;

                  (b) the amount of the Statutory Reserve Expense Payment for each calendar month, as of the last day of such month; and

                  (c) the amount of any payment to the Retrocessionaire pursuant to Article 16.E below, as of the date of such payment.

            (4) At such time, and from time to time, as the Company determines the Value of the Basket of Assets, the Mod-Co Account Balance shall be set equal to such Value.

 C.    ADJUSTMENTS TO THE BASKET OF ASSETS

            (1) At any time and from time to time, the Company in its sole discretion may remove assets from or add assets to the Basket of Assets. Substitutions of assets shall be treated as combined removals and additions of the affected assets.

                  (a) When an asset is removed from the Basket of Assets, the Cash Component shall be increased by the Value of the asset so removed.

                  (b) When an asset is added to the Basket of Assets, the Cash Component shall be decreased by the Value of the asset so added.

                  (c) A sale of an asset in the Basket of Assets shall be treated as a removal of such asset, and the Cash Component shall be adjusted as set forth in subparagraph
                        (a) above, without reference to the actual proceeds of the sale.

                  (d) Any earnings on the assets in the Basket of Assets shall not be included in the Value thereof, shall not affect the Cash Component, and shall be deemed to have been distributed to the Company as and when earned.

            (2) At any time after the Effective Date that the Mod-Co Account Balance is increased or decreased as set forth in Article 16.B above, other than pursuant to paragraph (4) thereof, the Cash Component shall be increased or decreased in the same amount.

D.    CONTINUING CALCULATIONS AS RESPECTS THE MOD-CO ACCOUNT AND BASKET OF
      ASSETS

            As of the Effective Date and as of the end of each calendar quarter, or more frequently if the Company determines to do so, the Company shall calculate the Value of the Basket of Assets. At such time, the (i) Value of the Basket of Assets shall be compared to (ii) the current Mod-Co Required Amount, using the Gross GAAP Benefit Required Amount at such time. If (ii) is greater than (i), the difference is the "Basket of Assets Deficit."

E.    PAYMENTS AS RESPECTS CALCULATIONS

            If the calculation pursuant to Article 16.D results in a Basket of Assets Deficit, then within ten (10) days of the Company's sending of notice thereof, the Retrocessionaire shall pay to the Company in cash or Permitted Assets and without offset the amount of the Basket of Assets Deficit. If such calculation results in a Value of the Basket of Assets that is greater than one hundred ten percent (110%) of the current Gross GAAP Benefit Required Amount (the amount excess of 110% is the "Excess Amount"), then the Company shall notify the Retrocessionaire promptly of the Excess Amount, and, if the Retrocessionaire so requests, unless the Excess Amount in the meantime has been reduced to zero (or is negative), or the Company reasonably believes that payment will cause the Value of the Basket of Assets to be less than the current Mod-Co Required Amount, the Company shall pay to the Retrocessionaire the Excess Amount (or the present remaining portion thereof) within ten (10) days of receipt of such request.

            From the Effective Date to and including June 30, 2003, the Company intends (but is not obligated) to waive payment of the Basket of Assets Deficit by the Retrocessionaire (but not to the extent that such deficit is caused by the Mod-Co Account Balance being less than the 100% of the Gross GAAP Benefit Required Amount) in order to permit the Mod-Co Account Balance to grow to the Mod-Co Required Amount by natural accretion.

                                   ARTICLE 17

                                     NOTICE

            Notices under this Agreement if made by facsimile or electronic mail and are effective when sent and if made by mail or hand delivery, are effective when received. Notice shall be sent to the following addresses.

          If to the Company:

               c/o  XL Capital Ltd
               One Bermudiana Road
               Hamilton HM JX, Bermuda
               Attn: Jerry de St. Paer, Paul Giordano and Robert Douglas
               Facsimile: (441) 296-7340

          If to the Retrocessionaire:

               Cumberland House
               One Victoria Street
               Hamilton HM 11, Bermuda
               Attn: John F. Burke, Chief Financial Officer
               Facsimile:   (441) 296-7665

                                   ARTICLE 18

                           COMPANY'S RIGHT TO COSTS OF
                                   ENFORCEMENT

            The Retrocessionaire agrees that in the event the Company is required to incur costs, including, without limitation, reasonable attorneys fees and expenses, in enforcing any right hereunder, that the Retrocessionaire shall pay such costs to the Company and that the payment of such costs shall be an obligation of, and amount due from, the Retrocessionaire under this Agreement.

                                   ARTICLE 19

                                   TERMINATION

A.    AUTOMATIC TERMINATIONS

            This Agreement shall automatically terminate upon the Insolvency of the Retrocessionaire, and the date of such Insolvency shall be the Termination Date.

B.    TERMINATION OF ENTIRE AGREEMENT AT COMPANY'S OPTION

            (1)   At its sole option, the Company may terminate this Agreement:

                  (a) at or after the twentieth (20th) anniversary of the effective date of this Agreement;

                  (b)   at any time, as and to the extent provided in Article
                        14; or

                  (c) upon a Retrocessionaire Default Event (other than the Insolvency of the Retrocessionaire).

            (2) The Company shall terminate this Agreement when, in its reasonable judgment, it determines that it has no further obligations under any of the Novated Reinsurance Agreements.

            (3) This Agreement shall be terminated if, through any combination of terminations of the Novated Reinsurance Agreements, recaptures by the Cedents thereof, or partial recaptures by the Company pursuant to Article 19.D, there are no Novated Reinsurance Agreements retroceded hereunder.

            Termination by the Company shall be made by serving notice thereof on the Retrocessionaire, stating the reason therefor, and the effective date of such notice (as determined pursuant to Article 17) shall be the Termination Date.

C.    EFFECT OF TERMINATION

            (1) Upon termination of this Agreement, the Company shall calculate the Mod-Co Account Balance as of the Termination Date, as follows:

                  (a) The Company shall give effect as of the Termination Date to all amounts then due to or from any Cedent, whether or not paid.

                  (b) The Termination Date shall be treated as though it were the last calendar day of a month, with the calculations set forth in Article l6.B(2)(c) and l6.B(3)(b) being pro-rated for any partial actual month.

                  (c) The Value of the Basket of Assets shall be determined as of the Termination Date, giving effect to the calculations in subparagraphs (a) and (b) above, and the Mod-Co Account Balance shall be set equal to such Value.

            (2) The Company shall determine the Gross GAAP Benefit Required Amount as of the Termination Date, giving effect to the extent applicable to the transactions described in paragraph (l)(a) above.

            (3) The Retrocessionaire shall pay the Company the Commutation Amount (as defined below), and this Agreement shall thereupon be fully and finally commuted and discharged, with the Company thereafter having no further liability hereunder to the Retrocessionaire and the Retrocessionaire thereafter having no further liability hereunder to the Company. Payment of the Commutation Amount by the Retrocessionaire shall be made, first, by the Retrocessionaire's permitting the Company to retain the funds withheld under this Agreement (the amount thereof, for the avoidance of doubt, being equal to the Mod-Co Account Balance calculated pursuant to paragraph (1) above) and, second, to the extent that the amount of such funds withheld is less than the Commutation Amount, in cash in immediately available funds. If the Commutation Amount is less than the Mod-Co Account Balance, then the Company shall pay the difference to the Retrocessionaire.

            (4) The "Commutation Amount" is the Gross GAAP Benefit Required Amount calculated pursuant to paragraph (2) above plus an appropriate provision for losses incurred but not reported if termination occurs pursuant to Article l9.B(l)(a) or l9.B(2) and is otherwise one hundred seven and one-half percent
                  (107 1/2%) of such Gross GAAP Benefit Required Amount.

D.    RECAPTURE OF LESS THAN ALL NOVATED REINSURANCE AGREEMENTS

            In the event of a Retrocessionaire Default Event, the Company may, at any time and at its option, recapture less than all of the Novated Reinsurance Agreements ("Partial Recapture") and terminate this Agreement as to the agreements so recaptured. (Alternatively, in the event of a Retrocessionaire Default Event the Company may, at any time at its option, terminate this Agreement in its entirety pursuant to Article l9.B(l)(c).) In the event of a Partial Recapture, this Agreement shall be terminated and commuted as to the recaptured Novated Reinsurance Agreements as set forth in Article 19.C above, with the termination being treated as having taken place pursuant to Article l9.B(l)(a) and the Mod-Co Account and the Basket of Assets being allocated to recaptured and non-recaptured agreements pro rata to the Gross GAAP Benefit Required Amount. This Agreement shall not terminate, but shall continue, as respects the Novated Reinsurance Agreements that are not recaptured. A Partial Recapture shall not result in the return to the Retrocessionaire of any portion of the Ceding Commission.

                                   ARTICLE 20

                            GRANT BY RETROCESSIONAIRE
                             OF A SECURITY INTEREST

            The Retrocessionaire hereby pledges as security to the Company, and grants a lien to the Company on, all of the Retrocessionaire's rights and interests in, or with respect to, the Original Reinsurance Agreements and the Novated Reinsurance Agreements, including, without limitation, any payments owed to or received by the Retrocessionaire thereunder, to secure all its obligations to the Company under this Agreement, including, without limitation, the Retrocessionaire's obligations pursuant to Article 16.E. The Retrocessionaire covenants to execute such other and further documentation as may be necessary to give the Company a first, prior, perfected charge on such rights under Bermuda law and corresponding security interests under the law of such other jurisdictions as the Company may reasonably require.

                                   ARTICLE 21

                                   INSOLVENCY

            In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor immediately upon demand on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Retrocessionaire of the pendency of a claim against the Company which would involve a possible liability on the part of the reinsurers, indicating the policy reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the Court, against the Company as part of the ex-pense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaire.

            Where the Retrocessionaire and any other reinsurer of the Company are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

                                   ARTICLE 22

                                   ASSIGNMENT

            The Retrocessionaire may not assign this Agreement without the written consent of the Company, which consent may be given or withheld in the sole discretion of the Company.

            The Company may not assign this Agreement to an unrelated third party without the written consent of the Retrocessionaire, which consent will not be unreasonably withheld or delayed, but the Company may without such consent assign this Agreement to any affiliate of XL Capital Ltd to which it assigns the Novated Reinsurance Agreements.

                                   ARTICLE 23

                                ENTIRE AGREEMENT

            This Agreement represents the entire agreement and understanding among the parties hereto with respect to the terms and conditions of the retrocessional arrangement specified in the Master Agreement and shall supersede all other oral or written agreements or disclosures between the parties hereto relating to such arrangement, including (except as set forth herein by express cross reference to the Master Agreement) without limitation the terms of the Master Agreement itself relating to retrocessional arrangement specified therein.

             [THE REMAINDER OF THIS PAGE IS DELIBERATELY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate by their duly authorized representatives.


                                         XL LIFE LTD.
Signed in Hamilton, Bermuda,

this 31st day of December, 2002          By: /s/ Paul Giordano
                                             -----------------------------------
                                             Name:  Paul Giordano
                                             Title: Secretary
                                             Reference:

                                         ANNUITY AND LIFE REASSURANCE, LTD.
And signed in Hamilton, Bermuda,

this 31st day of December, 2002          By: /s/ R Reale
                                             -----------------------------------
                                             Name:  Robert Reale
                                             Title: SVP & Chief Underwriter
                                             Reference:

                                   SCHEDULE A

                     LIST OF NOVATED REINSURANCE AGREEMENTS

-     ZURICH KEMPER YRT INFORCE TREATY

      Reinsurance Agreement effective October 1, 2000, between Federal Kemper Life Assurance Company and ALRe.

-     ZURICH KEMPER TERM COINSURANCE TREATIES

      Term Life Coinsurance Agreement effective April 1, 2000, and all subsequent amendments, between Zurich Life Insurance Company of America and ALRe.

      Term Life Coinsurance Agreement effective April 1, 2000, and all subsequent amendments, between Federal Kemper Life Assurance Company and ALRe.

      Term Life Coinsurance Agreement effective October 31, 2000, and all subsequent amendments, between Fidelity Life Association and ALRe.

-     PROTECTIVE TERM YRT TREATIES

      Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Protective Life Insurance Company and ALRe, covering level term policies directly written by Protective Life Insurance Company.

      Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Protective Life Insurance Company and ALRe, covering level term policies directly written by Mennonite Mutual Aid Association and 100% coinsured by Protective Life Insurance Company.

-     EMPIRE GENERAL TERM YRT TREATIES

      Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Empire General Life Assurance Company and ALRe, covering level term policies.

      Yearly Renewable Term Reinsurance Agreement effective October 1, 2000, and all subsequent amendments, between Empire General Life Assurance Company and ALRe, covering level term policies.

-     PHOENIX COINSURANCE TERM TREATIES

      Automatic Coinsurance Agreement No. 3017 effective January 1, 2000, and all subsequent amendments, between PHL Variable Insurance Company and ALRe, covering PTC-10 policies.

      Automatic Coinsurance Agreement No. 3012 effective January 1, 2000, and all subsequent amendments, between PHL Variable Insurance Company and ALRe, covering PTC-20 policies.

      Automatic Coinsurance Agreement No. 3027 effective March 3, 2000, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-10 policies.

      Automatic Coinsurance Agreement No. 3031 effective March 3, 2000, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-20 policies.

      Automatic Coinsurance Agreement No. 3078 effective February 25, 2002, and all subsequent amendments, between Phoenix Life Insurance Company, PHL Variable Insurance Company, and ALRe, covering PTC-20 policies.

      Automatic Coinsurance Agreement No. 3073 effective February 25, 2002, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-20 policies.

      Reinsurance Agreement No. 2846 effective October 1, 1998, and all subsequent amendments, between Phoenix Life Insurance Company and ALRe.